UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2012 (September 21, 2012)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07              Submission of Matters to a Vote of Security Holders.

On September 21, 2012, we held our annual meeting of stockholders. A total of 83,864,589 of the Company’s common stock outstanding and entitled to vote were represented at the meeting in person or by proxy, representing approximately 50.5% of the total number of shares entitled to vote at the meeting.

At the annual meeting, our stockholders elected the six nominees listed below to serve on our board of directors until the next annual meeting of stockholders, and each will continue in office until his successor has been elected and qualified or until his earlier death, resignation or retirement.  The votes cast with respect to each director were as follows:

Nominee	Votes For	Votes Withheld
Robert M. Behringer	78,276,170	5,588,419
Robert S. Aisner	78,325,806	5,538,783
Sami S. Abbasi	78,189,879	5,674,709
Roger D. Bowler	78,303,511	5,561,077
Jonathan L. Kempner	78,309,004	5,555,584
E. Alan Patton	78,334,471	5,530,117

Item 8.01              Other Events.

On September 21, 2012, our board of directors authorized distributions payable to the stockholders of record each day for October 1, 2012 through December 31, 2012.  Distributions payable to each stockholder of record will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.000958904 per share of common stock.  If this rate were paid each day for a 365-day period, it would equal a 3.5% annualized rate based on a purchase price of $10.00 per share. A portion of each distribution may constitute a return of capital for tax purposes.  There is no assurance that we will continue to declare distributions or at this rate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
(Registrant)

September 25, 2012	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Senior Vice President — Legal, General Counsel and Secretary